Exhibit 99.2

Figure Acquisition Corp. I Announces Closing of $287.5 Million Initial Public Offering

San Francisco, California – February 23, 2021 – Figure Acquisition Corp. I (the “Company”) announced today the closing of its initial public offering of 28,750,000 units, which included the full exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit, generating total gross proceeds of $287.5 million. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.

Figure Acquisition Corp. I was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for businesses in the financial technology and financial services sector. The management team includes Mike Cagney, Chairman, C.D. Davies, Chief Executive Officer, TJ Milani, Chief Financial Officer and Asiff Hirji, President.

The Company’s units are listed on The New York Stock Exchange (“NYSE”) and trade under the ticker symbol “FACA.U”. Once the securities comprising the units begin separate trading, the Class A common stock and redeemable warrants are expected to be listed on the NYSE under the symbols “FACA” and “FACA WS,” respectively.

Citigroup Global Markets Inc. served as the sole book-running manager of the offering. Piper Sandler & Co. acted as co-manager.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

C.D. Davies
Chief Executive Officer
cddavies@figure.com

Media Inquiries:
Tina McNulty
tmcnulty@figure.com

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